Exhibit 3.1

Certificate of Elimination of the Series D Preferred Stock of The NASDAQ OMX Group, Inc.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, The NASDAQ OMX Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors (the “Board”) of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company as Series D Preferred Stock, par value $.01 per share (the “Series D Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 14, 2005, filed a Certificate of Designations with respect to such Series D Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2. That no shares of such Series D Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificates of Designations.

3. That the Board of the Company has adopted the following resolutions:

BE IT RESOLVED, that no shares of Series D Preferred Stock are outstanding and no shares of any such series shall be issued, and that the Board of Directors hereby approves the elimination of the Certificate of Designations, Preferences and Rights of Series D Preferred Stock, and of all matters set forth therein; and

BE IT FURTHER RESOLVED, that the Board of Directors hereby approves the amendment of the Restated Certificate of Incorporation of Nasdaq to eliminate the matters set forth therein specifically with respect to the Series D Preferred Stock; and

BE IT FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a certificate with the office of the Secretary of State of the State of Delaware setting forth copies of any of the foregoing resolutions, as appropriate, whereupon all matters approved for elimination in the foregoing resolutions shall be so eliminated.

4. That, accordingly, the Certificate of Designations with respect to such Series D Preferred Stock, and all matters set forth therein, be, and hereby are, eliminated.

IN WITNESS WHEREOF, The NASDAQ OMX Group, Inc. has caused this Certificate to be signed by its duly authorized officer, as of this 10th day of March, 2009.

THE NASDAQ OMX GROUP, INC.

By:	/s/ Joan C. Conley
Name:	Joan C. Conley
Office:	Senior Vice President and Corporate Secretary

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